Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

FedEx Corporation

(Exact Name of Registrant as Specified in its Charter)

TABLE 1 – NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)

Equity	Common Stock, par value $0.10 per share	457(a)	5,000,000	$158.42	$792,100,000	.0000927	$73,428

Total Offering Amounts				$792,100,000			$73,428

Total Fee Offsets							—

Net Fee Due							$73,428

(1)

This registration statement on Form S-8 covers (i) 5,000,000 shares of common stock, par value $0.10 per share (“Common Stock”) of FedEx Corporation (the “Company” or the “Registrant”) issuable pursuant to the FedEx Corporation 2019 Omnibus Stock Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average ($158.42) of the high ($161.84) and low ($155.00) sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on September 16, 2022.

(3)	Rounded up to the nearest penny.